Exhibit 23.3

CONSENT OF KPMG LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 15, 2005, with respect to the consolidated statements of operations and other comprehensive income (loss), stockholders’ equity and cash flows of VIVUS, Inc. and subsidiaries for the year ended December 31, 2004, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California
April 24, 2007